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Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-102432

PROSPECTUS SUPPLEMENT (To Prospectus dated January 21, 2003)
Baltimore Gas and Electric Company 39 West Lexington Street Baltimore, Maryland 21201 410-234-5000

$200,000,000

5.20% Notes due June 15, 2033

We are offering $200,000,000 of our 5.20% Notes due June 15, 2033.

We will pay interest on the notes semi-annually on June 15, and December 15, beginning December 15, 2003. We may redeem each series of notes at any time prior to maturity, in whole or in part, upon at least 30 days notice, at a redemption price equal to the principal amount of the notes to be redeemed plus a make-whole premium, together with accrued interest on such notes to the redemption date. The redemption provisions are more fully described in this prospectus supplement under CERTAIN TERMS OF THE NOTES. The notes will not be listed on any securities exchange.

	Price to Public (1)	Underwriting Commission	Proceeds, before Expenses, to Baltimore Gas and Electric Company (1)
Per Note	99.295%	.875%	98.420%
Total	$198,590,000	$1,750,000	$196,840,000

(1)
Plus accrued interest, if any, from June 20, 2003 to the date of delivery.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about June 20, 2003.

We urge you to carefully read this prospectus supplement and the accompanying prospectus which will describe the terms of the offering before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS Sole Book-Running Manager	WACHOVIA SECURITIES
BANC OF AMERICA SECURITIES LLC	BNP PARIBAS
BNY CAPITAL MARKETS, INC.
CITIGROUP	DEUTSCHE BANK SECURITIES
KBC FINANCIAL PRODUCTS USA INC.	SCOTIA CAPITAL
SUNTRUST ROBINSON HUMPHREY

The date of this prospectus supplement is June 17, 2003

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of each document's respective date.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the attached prospectus contain information about Baltimore Gas and Electric Company and the notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission ("SEC"). If this prospectus supplement is inconsistent with the prospectus or the documents that are incorporated by reference herein or in the prospectus, rely on this prospectus supplement.

        When we refer to "BGE," "the Company," "we," "us," or "our" in this prospectus supplement, we mean Baltimore Gas and Electric Company.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus supplement and in the accompanying prospectus that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

  -
  The timing and extent of changes in commodity prices for energy, including coal, natural gas, oil, and electricity.

  -
  The conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy Group, Inc.'s and BGE's ability to maintain their current debt ratings.

  -
  The effectiveness of BGE's risk management policies and procedures and the ability of our counterparties to satisfy their financial and performance commitments.

  -
  Operational factors affecting BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond our control.

  -
  The inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period.

  -
  The effect of weather and general economic and business conditions on energy supply, demand and prices.

  -
  Regulatory or legislative developments that affect deregulation in Maryland or in the Pennsylvania-New Jersey- Maryland Interconnection, transmission and distribution rates and revenues, demand for energy, or increase costs, including costs related to safety or environmental compliance.

  -
  Cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

  -
  The actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements.

  -
  Changes in accounting practices and principles.

        These factors and the other risk factors discussed in this prospectus supplement and the accompanying prospectus, including under the heading "Risk Factors," are not necessarily all of the important factors that could cause BGE's actual results to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on BGE's future results. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see BGE's periodic reports filed with the SEC for more information on these factors. The forward-looking statements included in this prospectus supplement or in the accompanying prospectus are made only as of the date of this prospectus or such prospectus supplement.

USE OF PROCEEDS

        The net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business, including the repayment of long-term debt. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Three Months Ended March 31,	Twelve Months Ended December 31,
2003	2002	2001	2000	1999	1998
5.48	2.66	1.99	2.27	3.45	2.94

For information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K, 10-Q and 8-K. See WHERE YOU CAN FIND MORE INFORMATION.

CERTAIN TERMS OF THE NOTES

Interest Rate and Maturity

These notes will mature on June 15, 2033. The notes will pay interest at the fixed rate of 5.20% per annum, payable semiannually on June 15 and December 15, beginning December 15, 2003.

Interest on the notes will accrue from and include the date that the notes are issued to and excluding the date of maturity or redemption. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business on the 1st day of each month before the interest payment date. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. "Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in Baltimore, Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed.

We may from time to time, without consent of the applicable existing note holders, create and issue further notes of the same series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes.

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date.

Optional Redemption

We have the option to redeem all or any part of any series of notes at any time prior to their maturity date. We will give notice by mail of any redemption at least 30 days, but not more than 60 days, before a redemption date. We will pay a redemption price equal to the sum of:

1)
100% of the principal amount of notes being redeemed, plus

2)
all accrued and unpaid interest on those notes, plus

3)
any make-whole premium.

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium. Lehman Brothers Inc. will make that calculation if: 1) we do not appoint someone else at least 30 days before the redemption date, or 2) the institution we appoint is unwilling or unable to make the calculation. If Lehman Brothers Inc. is unwilling or unable to make the calculation, then the trustee will appoint an independent investment banking institution of national standing to make the calculation.

The amount of the make-whole premium, if any, will be equal to the excess of:

1)
the sum of the present values, calculated as of the redemption date, of:

a)
each interest payment on each interest payment date after the redemption date that would have been paid on the notes (this does not include any accrued interest paid at the redemption date); and

b)
the principal amount that would have been payable at the final maturity of the notes being redeemed; over

2)
the principal amount of the notes being redeemed.

The independent investment banking institution will calculate the present values of interest and principal payments in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been paid to the redemption date at a discount rate that is equal to the Treasury Yield (as defined below) plus 25 basis points.

The Treasury Yield in the calculation will be an annual interest rate that is equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity corresponding to the remaining term to maturity of the notes that will be redeemed. This interest rate will be calculated to the nearest 1/12th of a year. The independent investment banking institution will determine the Treasury Yield on the third business day before the redemption date.

The independent investment banking institution will determine the weekly average yields of United States Treasury Notes from the most recent statistical release published by the Federal Reserve Bank of New York entitled "H.15(519) Selected Interest Rates" or any successor publication. If the H.15 Statistical Release gives a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term of the notes, then the Treasury Yield will equal that weekly average yield. In all other cases, the independent investment banking institution will calculate the Treasury Yield by interpolating, on a straight-line basis, the weekly average yields from the H.15 Statistical Release on the United States Treasury Notes having a constant maturity closest to but greater than the remaining term of the notes and the United States Treasury Notes having a constant maturity closest to and less than the remaining term. The independent investment banking institution will round any weekly average yields calculated by interpolation to the nearest 1/100th of 1%, and will round the percentage up for any figure of 1/200th of 1% or above.

If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release, or anywhere else, the independent investment banking institution will select comparable rates and calculate the Treasury Yield using these rates.

The redemption will not be made unless the redemption moneys are received by the Trustee by the redemption date. The failure to redeem will not be an event of default.

Other

The notes are unsecured and will rank equally with all our unsecured indebtedness unless expressly subordinated. The notes will be subordinate to all of our secured indebtedness.

The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars.

The notes will not be subject to any conversion, amortization, or sinking or similar fund. The notes will be "book-entry," represented by a permanent global debt security registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders.

UNDERWRITING

        We are selling the notes to the underwriters named in the table below pursuant to a purchase agreement dated June 17, 2003, and each of the underwriters has severally agreed to purchase from us the respective amount of notes set forth opposite its name:

Underwriter	Principal Amount of 5.20% Notes
Lehman Brothers Inc.	$60,000,000
Wachovia Securities, LLC	60,000,000
Banc of America Securities LLC	10,000,000
BNP Paribas Securities Corp.	10,000,000
BNY Capital Markets, Inc.	10,000,000
Citigroup Global Markets Inc.	10,000,000
Deutsche Bank Securities Inc.	10,000,000
KBC Financial Products USA Inc.	10,000,000
Scotia Capital (USA) Inc.	10,000,000
SunTrust Capital Markets, Inc.	10,000,000

Total	$200,000,000

The obligations of the several underwriters to purchase the notes are subject to certain conditions as set forth in the purchase agreement. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

Our expenses associated with the offer and sale of the notes, excluding underwriting commissions and advisory fees, are estimated to be approximately $200,000.

The underwriters may also offer the notes to certain securities dealers at the offering price on the cover of this prospectus supplement less a concession of 0.50% for the notes. The underwriters may allow, and such dealers may allow, a discount not in excess of 0.20% to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to reduce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the notes and any of such transactions may be discontinued at any time.

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in commercial and/or investment banking transactions with BGE and its affiliates.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of BGE for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

  -
  Annual Report on Form 10-K for the period ending December 31, 2002.

  -
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  -
  Current Report on Form 8-K dated April 30, 2003.

Please refer to Where You Can Find More Information on page 17 of the accompanying prospectus to see how you can find more information about us.

$400,000,000
UNSECURED DEBT SECURITIES	Baltimore Gas and Electric Company 39 W. Lexington Street Baltimore, Maryland 21201 (410) 234-5000

P        R        O        S        P         E        C        T        U        S

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

        There are risks involved with purchasing the debt securities we may offer. Please refer to the "RISK FACTORS" discussion beginning on page 5 of this prospectus.

We urge you to carefully read this prospectus and the prospectus supplement which will describe the specific terms of the offering together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

January 21, 2003

Forward-Looking Statements	2
Summary	3
Risk Factors	5
Use of Proceeds	7
Ratio of Earnings to Fixed Charges	7
Description of the Debt Securities	8
Plan of Distribution	15
Legal Matters	16
Experts	17
Where You Can Find More Information	17

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

  •
  The timing and extent of changes in commodity prices for energy including coal, natural gas, oil, and electricity.

  •
  The conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy Group Inc.'s and BGE's ability to maintain their current debt ratings.

  •
  The effectiveness of BGE's risk management policies and procedures and the ability of our counterparties to satisfy their financial and performance commitments.

  •
  Operational factors affecting BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond our control.

  •
  The inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period.

  •
  The effect of weather and general economic and business conditions on energy supply, demand and prices.

  •
  Regulatory or legislative developments that affect deregulation in Maryland or in the Pennsylvania-New Jersey-Maryland Interconnection, transmission and distribution rates and revenues, demand for energy, or increase costs, including costs related to safety or environmental compliance.

  •
  Cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

  •
  The actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements.

  •
  Changes in accounting practices and principles.

These factors and the other risk factors discussed in this prospectus, including under the heading, "Risk Factors" are not necessarily all of the important factors that could cause BGE's actual results to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on BGE's future results. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see BGE's periodic reports filed with the SEC for more information on these factors. The forward-looking statements included in this prospectus or any prospectus supplement are made only as of the date of this prospectus or such prospectus supplement.

SUMMARY

BGE, a wholly-owned subsidiary of Constellation Energy Group, Inc. ("Constellation Energy"), is a regulated electric and gas public transmission and distribution company. BGE delivers electricity to approximately 1.2 million customers and natural gas to approximately 600,000 customers in a service territory that includes the City of Baltimore and all or part of 10 counties in Central Maryland. BGE's electric delivery territory has a population of 2.7 million and its natural gas delivery territory has a population of 2 million. BGE is regulated by the Maryland Public Service Commission and the Federal Energy Regulatory Commission, or FERC, with respect to rates and other aspects of its business.

Electric Business

Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. As a result of deregulation, BGE's electric customers can purchase their electricity from other sources. If a customer chooses an alternate supplier, BGE collects a delivery service charge to recover its fixed costs for the service we provide. BGE remains obligated to provide electricity to different classes of customers who do not choose an alternate supplier at fixed rates over various time periods until at least June 30, 2006 (known as standard offer service). Effective July 1, 2000, BGE also reduced residential base rates by approximately 6.5%, which on average is about $54 million a year through June 2006.

Since July 1, 2002, large commercial and industrial customers are no longer eligible for standard offer service and, if they choose to continue to receive their electric supply from BGE, are charged market rates. As a result, currently customers representing approximately 96% (approximately 1,000 megawatts) of load from this class purchase their electricity from an alternate supplier.

Beginning on July 1, 2004, all other commercial and industrial customers will no longer be eligible for standard offer service. Currently, this class of customers represents approximately 2,200 megawatts of load. If they choose to continue to receive their electric supply from BGE after July 1, 2004, they will be charged market rates. Beginning July 1, 2006, BGE's current obligation to provide standard offer service to residential customers will end.

However, BGE's (and other Maryland utilities') role in providing electricity supply to customers after those obligations end is currently the subject of a proceeding at the Maryland Public Service Commission. Specifically, BGE has entered into a settlement agreement with parties representing customers, industry, utilities, suppliers, the Maryland Energy Administration, the Maryland Public Service Commission's Staff and the Office of People's Counsel that would extend BGE's obligation to supply standard offer service to its customers beyond the dates set forth above. Under the proposed settlement agreement BGE's obligation to provide standard offer service to residential customers could extend until June 30, 2010 and for commercial and industrial customers for a one, two or four year period beyond June 30, 2004, depending on customer size. Rates charged during this time would be based on market prices with an administrative fee added. The settlement agreement is currently before The Maryland Public Service Commission for approval.

We purchase 100% of the energy and capacity to meet our standard offer service requirements until June 30, 2003 from Constellation Power Source, Inc., a Constellation Energy subsidiary. Between July 1, 2003 and June 30, 2006,

Constellation Power Source, Inc. has contracted to provide BGE with 90%, and Allegheny Energy Supply Company has contracted to provide BGE with 10% of its standard offer service obligations. The amount we pay under these contracts for energy and capacity does not exceed the rates we receive from our customers during these time periods. See "Risk Factors" for a discussion of the status of our contract with Allegheny.

As a result of electric competition, BGE's generating assets were deregulated, and on July 1, 2000 we transferred all of our generating assets (6,240 megawatts) and related liabilities, at book value, to Constellation Energy subsidiaries. All of these assets were transferred subject to the lien of BGE's mortgage. BGE also transferred to Constellation Energy subsidiaries tax-exempt debt related to the transferred assets, of which $270 million currently remains outstanding. If the subsidiaries default on their obligations relating to this debt and the debt were declared due and payable, BGE would be required to pay the debt as it remains primarily liable.

For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland Public Service Commission order that resolved major issues surrounding electric restructuring, please refer to our Annual Report on Form 10-K for the year ended December 31, 2001. See WHERE YOU CAN FIND MORE INFORMATION.

Gas Business

Currently, no regulation exists for the wholesale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been reduced. All BGE gas customers have the option to purchase gas from other suppliers. However, the delivery of gas continues to be regulated by the Maryland Public Service Commission.

Currently, approximately 54% of the gas delivered on our distribution system is for customers purchasing gas from alternative suppliers. We charge these customers fees to recover the fixed costs for the transportation service we provide. These fees are the same as the base rate charged for gas sales. In addition to the delivery service, BGE also provides these customers with meter readings, billing, emergency response, regular maintenance, and balancing.

BGE buys all gas that it sells directly from various suppliers and arranges separately for the transportation and storage. BGE has a market based rates incentive mechanism for gas we sell on our system. Under market based rates, our actual cost of gas is compared to a market index (a measure of the market price of gas in a given period). The difference between our actual cost and the market index is shared equally between shareholders and customers except for fixed-price contracts that must be secured for at least 10%, but not more than 20%, of forecasted system supply requirements for the November through March period. These fixed price contracts are not subject to sharing under the market-based rates incentive mechanism.

The Maryland Public Service Commission allows us to record a monthly adjustment to our gas revenues to eliminate the effect of abnormal weather patterns on our gas system sales volumes. This means our monthly gas revenues are based on weather that is considered "normal" for the month and, therefore, are not affected by actual weather conditions. BGE also participates in the interstate markets, by releasing pipeline capacity or bundling pipeline capacity with gas for off-system sales.

RISK FACTORS

BGE may not be able to recover increases in its operating, maintenance and capital costs with respect to its delivery service through a rate increase due to frozen electric base rates.

BGE is required to offer electricity to its residential customers at frozen rates through June 30, 2006 and certain commercial and industrial customers through June 30, 2004. It is possible that BGE will experience an increase in its operating, maintenance and capital costs with respect to delivery services during this time, particularly in the event of an unforeseen circumstance, such as the occurrence of a catastrophic storm which causes damage to BGE's systems that exceeds the amounts covered by insurance maintained by BGE. Although BGE is allowed, under certain circumstances, to apply for recovery of certain costs resulting from catastrophic events through electric rate increases, there can be no assurance that relief from frozen base rates would be permitted by the Maryland Public Service Commission.

BGE is required to provide standard offer service at frozen rates to electric customers in Maryland and if its suppliers fail to provide service, BGE may not be able to obtain power at prices to meet its obligation at or below the amount it will receive from the frozen rates.

As a result of the 1999 Maryland electric restructuring statute, BGE's electric customers are able to choose their supplier. Electric suppliers compete for retail customers with BGE. BGE transmits and delivers the power to all electric customers. BGE's supply obligations vary by customer type for a transition period ending on June 30, 2006. To the extent customers do not choose a supplier, BGE is required to supply the power at frozen rates through the transition period. BGE refers to this obligation to provide power as "standard offer service". If BGE is required to pay more for power than the amount it can recover in the fixed rates, it could have a materially adverse impact on the results of operations of BGE.

BGE has entered into a power supply contract with an affiliate, Constellation Power Source, Inc. to meet its standard offer service obligations through June 30, 2003 and separate supply contracts with Constellation Power Source, Inc. for 90%, and Allegheny Energy Supply Company for 10% of the power necessary to meet its standard offer service obligations from July 1, 2003 to June 30, 2006. Recently, the credit ratings of Allegheny were downgraded to below investment grade. Under the terms of the contract, in certain circumstances, BGE has the right to request additional credit support from Allegheny to secure its performance under the contract. If BGE were to exercise its rights and Allegheny did not meet such requests, BGE could liquidate and terminate the contract. If BGE's suppliers are unable to meet their obligations under their contracts, BGE could be required to obtain power at prices that may be higher than the amount it can charge customers.

BGE is subject to extensive regulation. Changes in regulations could have a material adverse impact on BGE's results of operations.

BGE is subject to extensive regulation from both the State of Maryland and the federal government, particularly the FERC. Regulation includes rate regulation by the Maryland Public Service Commission and FERC, and state and federal environmental regulation. BGE cannot predict the future development of regulations or the ultimate effect that a changing regulatory environment will have on its business.

For example, in July 2002, the FERC issued a proposed rulemaking regarding implementation of a standard market design for wholesale electric markets. This proposal would require BGE to turn over the operation of its transmission facilities to an independent operator that will operate the facilities consistent with the market structure proposed by the FERC. Since this rule is a proposal, only there is no assurance as to the effect the final rule will have on BGE's operations or revenues.

Maryland enacted an electric restructuring law in 1999. BGE cannot assure you that this law will not be changed in the future. In addition, BGE is currently involved in settlement proceedings with the Maryland Public Service Commission that address BGE's obligations to provide "standard offer service" to commercial and industrial customers after June 30, 2004 and residential customers after June 30, 2006. Since these proceedings are ongoing, there is no assurance as to the effect the final settlement will have on BGE's operations or revenues.

BGE may have liability associated with the generation assets it transferred to Constellation Energy subsidiaries.

As a result of Maryland's 1999 electric restructuring law, on July 1, 2000 BGE transferred all of its generating assets and related liabilities to other Constellation Energy subsidiaries. Those subsidiaries assumed all the liabilities related to those assets and also the obligations under tax-exempt debt relating to the transferred generation assets. Currently, approximatiely $270 million of tax-exempt debt remains outstanding. This debt has varying maturities through 2027. These subsidiaries have agreed to comply with the covenants relating to the debt and to pay the interest and principal on this debt when due. However, BGE has not been released from any of the payment or covenant obligations with respect to the assumed debt, and if any of these subsidiaries default on their payment or covenant obligations relating to the assumed debt, and that debt were declared due and payable, BGE would be liable to pay the amounts owed as a result of the default. In addition, BGE is still a named party in several claims relating to the transferred assets, including numerous asbestos claims. If BGE were determined to have liability in regard to those claims, BGE would look to those subsidiaries to pay those claims on BGE's behalf. Failure by such subsidiaries to pay such claims could expose BGE to liability that could be material.

BGE participates in a cash pool sponsored by Constellation Energy for the benefit of all of its subsidiaries. BGE is dependent on Constellation Energy or its other subsidiaries to repay any cash Constellation Energy's other subsidiaries may borrow that BGE may have invested into the cash pool.

Constellation Energy sponsors a cash pool for the benefit of all of its subsidiaries to manage their cash needs. Subsidiaries invest excess cash into the pool or borrow cash deposited into the pool as needed. At times, BGE may invest excess cash into the pool. If that cash is borrowed by other subsidiaries of Constellation Energy, then BGE is dependent on Constellation Energy or the subsidiary that borrowed the cash to repay it. Failure by Constellation Energy or such subsidiary to timely repay any cash borrowed could have a material adverse effect on BGE.

Unexpected weather conditions, such as warmer winters and cooler summers than forecasted, may impact BGE's results of operations.

The demand for electricity by BGE customers is directly affected by weather conditions. Generally, demand for electricity is seasonal, peaking in winter and summer.

Typically, when winters are warmer than expected and summers are cooler than expected, demand for electricity is lower, resulting in less electric consumption than forecasted. These and other unexpected weather conditions may impact BGE's revenues and results of operations.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the proceeds from the sale of the debt securities will be used for general corporate purposes relating to our utility business. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

        The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Nine Months Ended September 30,	Twelve Months Ended December 31,
2002	2001	2000	1999	1998	1997
2.60	1.99	2.27	3.45	2.94	2.78

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-Q or Form 10-K. See Where You Can Find More Information.

DESCRIPTION OF THE DEBT SECURITIES

General

This section summarizes terms of the debt securities that we may offer with this prospectus. Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

We will issue the debt securities under an indenture. The indenture is a contract between us and the trustee, The Bank of New York, dated as of July 1, 1985 as supplemented on October 1, 1987 and January 26, 1993. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "Event of Default." Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices and implementing transfers of debt securities.

A copy of the indenture has been filed with the SEC and is an exhibit to the registration statement which contains this prospectus. See "Where You Can Find More Information" to find out how to locate our filings with the SEC.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. You should read the indenture to get a complete understanding of your rights and our obligations under the provisions described in Event of Default, Supplemental Indentures, and Consolidation, Merger or Sale. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture. We include references in parentheses to certain sections of the indenture. This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indenture does not limit the amount of debt securities that may be issued. There are existing series of debt securities outstanding under the indenture and we may issue additional multiple and distinct series of debt securities. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The debt securities are unsecured and will rank equally with all our unsecured indebtedness, unless expressly subordinated. The debt securities will be subordinated to all of our secured indebtedness. The debt securities will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund. It is anticipated that the debt securities will be "book-entry," represented by a permanent global debt security registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

  •
  maturity date,

  •
  interest rate or rates (or the method to calculate such rate)

  •
  remarketing provisions,

  •
  redemption or repurchase provisions, and

  •
  any other provisions. (Section 3.01)

Ownership of The Debt Securities

Direct Securityholders

Only registered holders of debt securities will have rights under the indenture. As noted below, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below. For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a "street name" customer but does not do so.

"Street Name" and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders. This is called holding in "street name." Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers. If you hold debt securities in "street name," you should check with your own institution to find out:

  •
  how it handles securities payments and notices,

  •
  whether it imposes fees or charges,

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  how it would handle voting if ever required,

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder as described below, to the extent permitted, and

  •
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. This means that we will not issue certificates to each beneficial owner. If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur. The financial institution that acts as the sole direct securityholder of the global debt securities is called the "depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary. The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder's rights relating to a global debt security will be governed by the account rules of the investor's financial institution and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

  •
  the investor cannot get debt securities registered in his or her own name, and

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  the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When applicable, we will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

  •
  an event of default with respect to the debt securities of that series has occurred and has not been cured (see "Event of Default"); or

  •
  we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (Section 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders. (Section 3.04)

In the remainder of this description "You" means direct securityholders and not "Street Name" or other indirect holders.

ADDITIONAL MECHANICS

Form, Exchange and Transfer

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

  •
  in registered form;

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  without interest coupons; and

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  in denominations that are multiples of $1,000. (Section 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.04) This is called an "exchange."

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose. The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers. (Section 3.04)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership. (Section 3.04)

Payment and Paying Agents

We will pay interest to you if you are a securityholder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and is stated in the prospectus supplement. (Sections 3.02 and 5.01) Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City. That office is currently located at 101 Barclay Street, Floor 8 West, New York, New York 10286; Attention: Corporate Trust Administration. We may also have additional payment offices or change them, or act as our own paying agent. (Section 5.02)

Holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business day prior to the payment date. Otherwise, payments will be made by check. (Section 3.02)

"Street Name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Remarketing

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us. In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

Redemption

We may have the right to redeem or otherwise repurchase debt securities at our option. If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000. (Section 4.01) Notice of redemption will be provided at least 30, but no more than 60 days prior to the redemption. (Section 4.04) If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair. (Section 4.03) If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security. (Section 4.06)

Repurchase

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, The Bank of New York, at least 30, but no more than 60, days prior to the date of repurchase (101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration). The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Debt security holders who hold their securities directly desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 days prior to the repayment date by providing the paying agent:

  •
  the certificated debt security, with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed; or

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  a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

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  the name of the holder;

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  the principal amount of the debt security and the amount to be repurchased;

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  the certificate number or the maturity and a description of the terms of the security;

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  a statement that you wish to sell all or a portion of your note; and

  •
  A guaranty that the debt security with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed, will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

Interest Rate

The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Event of Default

An "Event of Default" with respect to a series of securities means any of the following:

  •
  failure to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

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  failure to pay interest on any debt security of that series for 30 days after such is due;

  •
  failure to perform any other requirements in the debt securities of that series, or in the indenture in regard to such debt securities, for 60 days after notice;

  •
  certain events of bankruptcy or insolvency; or

  •
  any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indenture. If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series. (Section 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. (Section 7.08) We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indenture. (Section 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default. (Section 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless such holders offer the trustee reasonable indemnity. (Section 8.02(d)) Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities. (Section 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  you must give the trustee written notice that an Event of Default has occurred and remains uncured;

  •
  the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 7.04)

"Street Name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Each Holder's Approval.    The following changes require the approval of each holder of debt securities:

  •
  extend the fixed maturity of any debt security;

  •
  reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

  •
  reduce any premium payable upon redemption;

  •
  reduce the principal amount;

  •
  reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

  •
  change the currency of payment on a debt security; or

  •
  reduce the percentage of securityholders whose consent is required to modify or amend the indenture (Section 11.02)

Changes Not Requiring Holder Approval.    These types of changes are limited to changes specified in the indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities. (Section 11.01)

Changes Requiring 66 2/3% Of All Holders To Approve.    A vote in favor by securityholders owning not less than 66 2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indenture or in a particular security. (Section 11.02)

"Street Name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Consolidation, Merger Or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

  •
  we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding on us (Section 12.01); and

  •
  we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture. (Section 12.02)

Discharge

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date. (Section 13.01)

PLAN OF DISTRIBUTION

We may sell the debt securities (a) through agents; (b) by underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Debt securities may be sold on a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

By Underwriters

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the debt securities offered hereby.

Direct Sales

We may also sell debt securities directly. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase debt securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the debt securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the debt securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

  •
  if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the debt securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

We have not determined whether the debt securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our debt securities.

In connection with sales by an agent or an under written offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the debt securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the debt securities.

Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL MATTERS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the debt securities offered pursuant to this prospectus. Cahill Gordon & Reindel LLP New York, NY will issue an opinion regarding certain legal matters for any underwriters, dealers or agents. Cahill Gordon & Reindel LLP represents Constellation Energy and BGE from time to time. Cahill Gordon & Reindel LLP will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Baltimore Gas and Electric Company files annual, quarterly and current reports, and other information with the SEC. You may read and copy any document filed by BGE at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from our web site at http://www.bge.com.

The addresses for both the SEC's and BGE's website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the debt securities.

  •
  BGE's Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  BGE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

  •
  BGE's Current Reports on Form 8-K filed on January 30, 2002, January 31, 2002, March 19, 2002 and August 14, 2002.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Shareholder Services
  Baltimore Gas and Electric Company
  39 W. Lexington Street
  Baltimore, Maryland 21201
  1-800-258-0499

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

$200,000,000

5.20% Notes due June 15, 2033

P R O S P E C T U S      S U P P L E M E N T

LEHMAN BROTHERS Sole Book-Running Manager	WACHOVIA SECURITIES
BANC OF AMERICA SECURITIES LLC	BNP PARIBAS
BNY CAPITAL MARKETS, INC.
CITIGROUP	DEUTSCHE BANK SECURITIES
KBC FINANCIAL PRODUCTS USA INC.	SCOTIA CAPITAL
SUNTRUST ROBINSON HUMPHREY

June 17, 2003

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ABOUT THIS PROSPECTUS SUPPLEMENT
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